Filed Pursuant to Rule 424(b)(3)
Registration No. 333-153156

HANGER ORTHOPEDIC GROUP, INC.

6,000,000 Shares of Common Stock

7,308,730 Shares of Common Stock

Offered by Selling Shareholder

We may offer shares of our common stock from time to time, in amounts, at prices and on terms that we will determine at the time of such offering. We will provide the specific terms of each such offering in supplements to this prospectus. The prospectus supplements may also add, update or change information contained in this prospectus. For information on the general terms of our common stock, see “Description of Capital Stock.” You should read this prospectus and the applicable supplements carefully before you invest.

This prospectus also covers the resale by a selling shareholder named in this prospectus of shares of our common stock held by such selling shareholder as a result of the forced conversion of our Series A Convertible Preferred Stock into common stock on August 8, 2008. We will not receive any proceeds from the sale of these shares, although we have paid the expenses of preparing this prospectus and the related registration statement. The selling shareholder may sell the shares through ordinary brokerage transactions, directly to market makers of our shares or through any other means described under the heading “Selling Shareholder” in the section entitled “Plan of Distribution” beginning on page 9.

Our common stock is traded on the New York Stock Exchange under the symbol “HGR.” On August 21, 2008, the reported last sale price of our common stock on the New York Stock Exchange was $17.55 per share.

Investing in the shares involves risks. See “Risk Factors” beginning on page 4.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is September 4, 2008.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission utilizing a “shelf” registration process. Under this shelf registration process, we may from time to time sell securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer.

Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of the securities being offered. That prospectus supplement may include a discussion of any risk factors or other special considerations that apply to those securities. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and a prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and any applicable prospectus supplement together with additional information described below under the heading “Where You Can Find More Information.”

In addition, a certain shareholder identified in this prospectus may offer from time to time up to 7,308,730 shares of our common stock under this prospectus. We will not receive any of the proceeds from transactions by such shareholder. Upon receipt of notice from the selling shareholder, we will file any amendment or prospectus supplement that may be required in connection with any sale by the selling shareholder.

When acquiring any securities discussed in this prospectus, you should rely only on the information provided in this prospectus and any prospectus supplement delivered with this prospectus, including the information incorporated by reference. Neither we, nor any underwriters or agents, have authorized anyone to provide you with different information. We are not offering the securities in any state where such an offer is prohibited. You should not assume that the information in this prospectus, any prospectus supplement, or any document incorporated by reference, is truthful or complete at any date other than the date mentioned on the cover page of those documents.

As used in this prospectus, “Hanger,” “company,” “we,” “our,” “ours,” and “us” refer to Hanger Orthopedic Group, Inc. and its consolidated subsidiaries except where the context otherwise requires or as otherwise indicated.

You should rely only on the information contained in, or incorporated by reference into, this prospectus. We have not authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus. Offers to sell, and solicitation of others to buy, shares of our common stock pursuant to this prospectus are only being made in jurisdictions where such offers and solicitations are permitted. The information contained, or incorporated by reference into, this prospectus is accurate only as of the respective dates thereof, regardless of the time of delivery of this prospectus or any sale of the common stock. It is important for you to read and consider all the information contained in this prospectus, including the documents incorporated herein by reference, in making your investment decision. In particular, you should read and consider the information in the documents we have referred you to in “Where You Can Find More Information” below.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained in this prospectus and incorporated by reference into this prospectus discuss our plans and strategies for our business or make other forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act.  The words “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends” and similar expressions are intended to identify these forward-looking statements, but are not the exclusive means of identifying them.  These forward-looking statements reflect the current views of our management; however, various risks, uncertainties and contingencies could cause our actual results, performance or achievements to differ materially from those expressed in, or implied by, these statements, including the following:

•	the demand for our orthotic and prosthetic services and products;

•	our ability to integrate effectively the operations of businesses that we have acquired and plan to acquire in the future;

•	our ability to enter into national contracts;

•	our ability to maintain the benefits of our performance improvement plans;

•	our ability to attract and retain qualified orthotic and prosthetic practitioners;

•	changes in federal Medicare reimbursement levels and other governmental policies affecting orthotic and prosthetic operations;

•	our indebtedness, the impact of changes in prevailing interest rates and the availability of favorable terms of equity and debt financing to fund the anticipated growth of our business;

•	changes in, or failure to comply with, federal, state and/or local governmental regulations; and

•	liabilities relating to orthotic and prosthetic services and products and other claims asserted against us.

For a discussion of important risks of an investment in our securities, including factors that could cause actual results to differ materially from results referred to in the forward-looking statements, see “Risk Factors.” We do not have any obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

SUMMARY

This summary provides an overview of selected information and does not contain all the information you should consider before investing in our common stock. To fully understand this offering and its consequences to you, you should read this entire prospectus carefully, including the “Risk Factors” section and the documents that we incorporate by reference into this prospectus, before making an investment decision.

Hanger Orthopedic Group, Inc.

We are the largest owner and operator of orthotic and prosthetic (“O&P”) patient-care centers (“patient-care centers”), accounting for approximately 25% of the estimated $2.5 billion O&P patient-care market, in the United States. At June 30, 2008, we operated 661 O&P patient-care centers in 45 states and the District of Columbia and employed in excess of 1,000 revenue-generating O&P practitioners (“practitioners”). In addition, through our wholly-owned subsidiary, Southern Prosthetic Supply, Inc. (“SPS”), we are the largest distributor of branded and private label O&P devices and components in the United States, all of which are manufactured by third parties.  We also create new products, through our wholly-owned subsidiary, Innovative Neurotronics, Inc. (“IN, Inc.”), for patients who have had a loss of mobility due to strokes, multiple sclerosis or other similar conditions.  Another subsidiary, Linkia LLC (“Linkia”), develops programs to manage all aspects of O&P patient care for large private payors.  Our principal executive offices are located at Two Bethesda Metro Center, Suite 1200, Bethesda, Maryland 20814, and our telephone number is (301) 986-0701.

RISK FACTORS

Before making an investment in our common stock, you should carefully consider the following Risk Factors, in addition to the other information included or incorporated by reference into this prospectus. The risks set out below are not the only risks we face. If any of the following risks occur, our business, financial condition or results of operations would likely suffer. In that case, the trading price of our common stock could decline, and you may lose all or part of the money you paid to buy our common stock.

We are highly leveraged and have significant fixed operating costs; therefore our profitability and ability to service our debt could be negatively impacted by an inability to generate sales growth.

We are highly leveraged and have a significant amount of fixed costs.  Therefore, our ability to continue to service our debt and fund necessary capital additions is dependent on our ability to grow sales and control inflationary increases in our fixed costs.

Changes in government reimbursement levels could adversely affect our net sales, cash flows and profitability.

We derived 39.8% and 41.1% of our net sales for the three months ended June 30, 2008 and 2007, respectively, from reimbursements for O&P services and products from programs administered by Medicare, Medicaid and the U.S. Veterans Affairs. For the six months ended June 30, 2008 and 2007, we derived 39.7% and 40.7%, respectively, in reimbursements from the programs administered by Medicare, Medicaid, and the U.S. Veterans Affairs. Each of these programs sets maximum reimbursement levels for O&P services and products. If these agencies reduce reimbursement levels for O&P services and products in the future, our net sales could substantially decline. In addition, the percentage of our net sales derived from these sources may increase as the portion of the U.S. population over age 65 continues to grow, making us more vulnerable to maximum reimbursement level reductions by these organizations. Reduced government reimbursement levels could result in reduced private payor reimbursement levels because fee schedules of certain third-party payors are indexed to Medicare.

Furthermore, the healthcare industry is experiencing a trend towards cost containment as government and other third-party payors seek to impose lower reimbursement rates and negotiate reduced contract rates with service providers.  This trend could adversely affect our net sales. Medicare provides for reimbursement for O&P products and services based on prices set forth in fee schedules for ten regional service areas.  If the U.S. Congress were to legislate additional modifications to the Medicare fee schedules, our net sales from Medicare and other payors could be adversely and materially affected.  We cannot predict whether any such modifications to the fee schedules will be enacted or what the final form of any modifications might be.  In addition, the WalkAide, the first product produced by IN, Inc., is not currently covered by Medicare and no assurances can be given as to whether or to what extent coverage will be granted by the Centers for Medicare & Medicaid Services.

On April 24, 2006, the Centers for Medicare & Medicaid Services announced a proposed rule that would call for a competitive bidding program for certain covered prosthetic and orthotic equipment as required by the Medicare Modernization Act of 2003.  The rule became effective on June 11, 2007 following its adoption by the Centers for Medicare & Medicaid Services.  We cannot now identify the impact of such adapted rule on us.

Changes in payor reimbursements could negatively affect our net sales volume.

Recent years have seen a consolidation of healthcare companies coupled with certain payors terminating contracts, imposing caps or reducing reimbursement for O&P products.  Additionally, employers are increasingly pushing healthcare costs down to their employees.  These trends could result in decreased O&P revenue.

We depend on the continued employment of our orthotists and prosthetists who work at our patient-care centers and their relationships with physicians and patients. Our ability to provide O&P services at our patient-care centers would be impaired and our net sales reduced if we were unable to maintain these relationships.

Our net sales would be reduced if a significant number of our practitioners leave us.  In addition, any failure of our practitioners to maintain the quality of care provided or to otherwise adhere to certain general operating procedures at our facilities, or any damage to the reputation of a significant number of our practitioners, could adversely affect our reputation, subject us to liability and significantly reduce our net sales.  A substantial amount of our business is derived from orthopedic surgeons and other healthcare providers.  If the quality of our services and products declines in the opinion of these healthcare providers, they may cease to recommend our products, which would adversely affect our net sales.

If the non-competition agreements we have with our key executive officers and key practitioners were found by a court to be unenforceable, we could experience increased competition resulting in a decrease in our net sales.

We generally enter into employment agreements with our executive officers and a significant number of our practitioners which contain non-compete and other provisions.  The laws of each state differ concerning the enforceability of non-competition agreements.  State courts will examine all of the facts and circumstances at the time a party seeks to enforce a non-compete covenant.  We cannot predict with certainty whether or not a court will enforce a non-compete covenant in any given situation based on the facts and circumstances at that time.  If one or more of our key executive officers and/or a significant number of our practitioners were to leave us and the courts refused to enforce the non-compete covenant, we might be subject to increased competition, which could materially and adversely affect our business, financial condition and results of operations.

We face periodic reviews, audits and investigations under our contracts with federal and state government agencies, and these audits could have adverse findings that may negatively impact our business.

We contract with various federal and state governmental agencies to provide O&P services.  Pursuant to these contracts, we are subject to various governmental reviews, audits and investigations to verify our compliance with the contracts and applicable laws and regulations.  Any adverse review, audit or investigation could result in:

•	refunding of amounts we have been paid pursuant to our government contracts;
•	imposition of fines, penalties and other sanctions on us;
•	loss of our right to participate in various federal programs;
•	damage to our reputation in various markets; or
•	material and/or adverse effects on our business, financial condition and results of operations.

We are subject to numerous federal, state and local governmental regulations, noncompliance with which could result in significant penalties that could have a material adverse effect on our business.

A failure by us to comply with the numerous federal, state and/or local healthcare and other governmental regulations to which we are subject could result in significant penalties and adverse consequences, including exclusion from the Medicare and Medicaid programs, which could have a material adverse effect on our business.

If the results of the current investigations over the billing allegations at the West Hempstead patient-care center are not resolved in our favor or if such allegations are expanded to other patient-care centers and are not resolved in our favor, our operations may be negatively impacted and we may be subject to significant fines.

If the results of the investigation at the West Hempstead patient-care center and any other patient-care centers uncover billing discrepancies, we may be responsible for noncompliance fines and the extension of such investigation to other patient-care centers.

Funds associated with certain of our auction rate securities are not currently accessible and our auction rate securities may experience an other than temporary decline in value, which would adversely affect our income.

Our short-term investments are comprised of two auction rate securities (“ARS”) reported at an aggregate fair value of $6.9 million and an aggregate cost of $7.5 million, as of June 30, 2008.  ARS are securities that are structured with short-term interest rate reset dates which generally occur every 28 days, but with contractual maturities that can be well in excess of ten years.  At the end of each reset period, investors can sell or continue to hold the securities at par.  The auctions for all of the ARS held by us were unsuccessful as of June 30, 2008.  Therefore, based on an analysis of other-than-temporary impairment factors, we recorded an unrealized loss within accumulated other comprehensive income, a component of shareholders’ equity, of approximately $0.6 million at June 30, 2008 related to these ARS.  Although we believe that the decline in the fair market value of these securities is temporary, if the decline in value were ultimately deemed to be other than temporary, it would result in a loss being recognized in our statement of operations, which could be material.  The funds associated with these will not be accessible until a successful auction occurs, a buyer is found outside of the auction process or the underlying securities have matured.

Fluctuations in the stock market as well as general economic and market conditions may harm the market price of our common stock and you may lose all or part of your investment.

The market price of our common stock has been subject to significant fluctuation. The market price of our common stock may continue to be subject to significant fluctuations in response to operating results and other factors, including:

•	actual or anticipated quarterly fluctuations in our financial results, particularly if they differ from investors’ expectations;
•	changes in financial estimates and recommendations by securities analysts;
•	general economic, market and political conditions, including war or acts of terrorism, not related to our business;
•	actions of our competitors and changes in the market valuations, strategy and capability of our competitors;
•	our ability to successfully integrate acquisitions and consolidations; and
•	changes in healthcare regulations and the prospects of our industry.

In addition, the stock market in recent years has experienced price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of companies. These fluctuations may harm the market price of our common stock, regardless of our operating results.

The number of shares of our common stock that could be available for sale in the future could cause the market price of our common stock to decline.

Sales of substantial amounts of our common stock in the public market following this offering, or the perception that those sales will occur, could cause the market price of our common stock to decline. These sales and issuances might impair our ability to raise capital through the sale of additional equity securities in the future at a time and at a price that we deem appropriate because investors could purchase shares in the public market instead of directly from us.  All shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended. In addition, in connection with our acquisition strategy, we may issue shares of our common stock as consideration in certain acquisition transactions.  No prediction can be made as to the effect, if any, that future sales of shares of common stock or the availability of shares of common stock will have on the trading price of our common stock.

Anti-takeover provisions under Delaware law and in our governing documents may make an acquisition of us more difficult.

We are a Delaware corporation and the anti-takeover provisions of Delaware law impose various impediments to the ability of a third party to acquire control of our company, even if a change of control would be beneficial to our stockholders.  In addition, the terms of our stock incentive plans may discourage, delay or prevent a change in control of our company. Certain provisions of our governing documents, including our charter, may make an acquisition of us more difficult. Our charter authorizes the issuance of “blank check” preferred stock that could be issued by our board of directors to increase the number of outstanding shares, making a takeover more difficult and expensive. The provisions which we have summarized above may reduce the market value of our common stock.

USE OF PROCEEDS

Except as may otherwise be described in the prospectus supplement relating to an offering of securities, the net proceeds from our sale of the securities included in this prospectus will be used for general corporate purposes. Any specific allocation of the net proceeds of an offering of securities to a specific purpose will be determined at the time of such offering and will be described in the related prospectus supplement.

We will not receive any of the proceeds from the sale by the selling shareholder of shares of common stock offered by this prospectus. See “Selling Shareholder.”

SELLING SHAREHOLDER

In May 2006, we issued 50,000 shares of Series A Convertible Preferred Stock (“Series A Preferred”) with a stated value of $1,000 per share to Ares Corporate Opportunities Fund, L.P. (“ACOF”).  The Series A Preferred provided for cumulative dividends at a rate of 3.33% per annum, payable quarterly in arrears.  In June 2008, the average closing price of our common stock exceeded the forced conversion price of the Series A Preferred by 200% for a 20-trading day period, triggering an acceleration, pursuant to the Certificate of Designations of the Series A Preferred, of the Series A Preferred dividends that were otherwise payable through May 26, 2011. The accelerated dividends were paid in the form of increased stated value of the Series A Preferred, in lieu of cash.  On July 25, 2008, we notified the holder of the Series A Preferred of our election pursuant to the Certificate of Designations of the Series A Preferred to force the conversion of the Series A Preferred into 7,308,730 shares of common stock.  The conversion of the Series A Preferred occurred on August 8, 2008.  On August 11, 2008, pursuant to the terms of a Registration Rights Agreement we entered into with ACOF in connection with the issuance of the Series A Preferred, ACOF delivered to us a written request that we file this Registration Statement on Form S-3 to cover the resale of all registrable securities under the Registration Rights Agreement.

The following table sets forth information with respect to the selling shareholder and the common stock owned by such selling shareholder that may be offered under this prospectus.  The table below assumes that the selling shareholder will sell all of its common stock, unless otherwise indicated.

Name	Number of Shares of Common Stock Owned and Offered	Number of Shares of Common Stock Owned After Offering

Ares Corporate Opportunities Fund, L.P. (1)	7,308,730	0

(1) Ares Corporate Opportunities Fund, L.P. is indirectly controlled by Ares Management LLC which, in turn, is indirectly controlled  by Ares Partners Management Company LLC. Bennett Rosenthal, one of our directors, is a partner in the Private Equity Group of Ares Management LLC and is a member of Ares Partners Management Company LLC.

This prospectus also covers any additional shares of common stock that become issuable in connection with the shares being registered by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of our common stock.

PLAN OF DISTRIBUTION

Hanger Orthopedic Group, Inc.

We may sell our common stock through underwriters, agents, dealers, or directly without the use of any underwriter, agent or dealer to one or more purchasers. We may distribute these securities from time to time in one or more transactions, including, but not limited to, block transactions, privately negotiated transactions (including sales pursuant to pledges or short sales), transactions on the New York Stock Exchange or any other organized market where the securities may be traded, through the writing of options on securities (whether or not the options are listed on an options exchange), short sales, purchases by a broker or dealer as principal and resale by the broker or dealer for its own account, an exchange distribution or secondary distribution in accordance with the rules of any stock exchange, ordinary brokerage transactions, one or more underwritten offerings, or any combination of these methods or in any other legal manner. The securities may be sold at a fixed price or prices, at market prices prevailing at the times of sale, at prices related to these prevailing market prices or at negotiated prices. Any such price may be changed from time to time. The selling shareholder will act independently of us in making decisions with respect to the timing, manner of sale, amount of securities to be sold in and the pricing of any transaction. The registration of the selling shareholder’s common stock does not necessarily mean that the selling shareholder will offer or sell any of its shares.

The terms of the offering of the securities with respect to which this prospectus is being delivered will be set forth in the applicable prospectus supplement and will include:

•                  the identity of any underwriters, dealers or agents who purchase securities, as required;

•                  the amount of securities sold, the public offering price and consideration paid, and the proceeds we will receive from that sale;

•                  whether or not the securities will trade on any securities exchanges or the New York Stock Exchange;

•                  the amount of any indemnification provisions, including indemnification from liabilities under the federal securities laws; and

•                  any other material terms of the distribution of securities.

We may offer the securities to the public through one or more underwriting syndicates represented by one or more managing underwriters, or through one or more underwriters without a syndicate. If underwriters are used in the sale, we will execute an underwriting agreement with those underwriters relating to the securities that we will offer and will name the underwriters and describe the terms of the transaction in the prospectus supplement.  The securities subject to the underwriting agreement will be acquired by the underwriters for their own account and may be resold by them, or their donees, pledgees, or transferees, from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Subject to the conditions specified in the underwriting agreement, underwriters will be obligated to purchase all of these securities if they are purchased or will act on a best efforts basis to solicit purchases for the period of their appointment, unless stated otherwise in the prospectus supplement.

We may authorize underwriters to solicit offers by institutions to purchase the securities subject to the underwriting agreement from us at the public offering price stated in the prospectus supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future. If we sell securities under delayed delivery contracts, the prospectus supplement will state that as well as the conditions to which these delayed delivery contracts will be subject and the commissions payable for that solicitation.

Underwriters may sell these securities to or through dealers. Alternatively, we may sell the securities in this offering to one or more dealers, who would act as a principal or principals. Dealers may resell such securities to the public at varying prices to be determined by the dealers at the time of the resale.

We may also sell the securities offered with this prospectus through other agents designated by the underwriters from time to time. We will identify any agent involved in the offer and sale of these securities who may be deemed to be an underwriter under the federal securities laws, and describe any commissions or discounts payable by us and/or the selling shareholder to these agents, in the prospectus supplement. Any such agents will be obligated to purchase all of these securities if any are purchased or will act on a best efforts basis to solicit purchases for the period of their appointment, unless stated otherwise in the prospectus supplement.

In connection with the sale of securities offered with this prospectus, underwriters, dealers or agents may receive compensation from us or from purchasers of the securities for whom they may act as agents, in the form of discounts, concessions or commissions. These discounts, concessions or commissions may be changed from time to time. The discounts, concessions, commissions or fees as to a particular broker, dealer, agent or underwriter might be in excess of those customary in the type of method of distribution involved. We cannot presently estimate the amount of such compensation, if any. Underwriters, dealers and/or agents may engage in transactions with us, or perform services for us, in the ordinary course of business, and may receive compensation in connection with those arrangements.

Selling shareholders, underwriters, dealers, agents or purchasers that participate in the distribution of the securities may be deemed to be underwriters under the Securities Act. Broker-dealers or other persons acting on behalf of parties that participate in the distribution of securities may also be deemed underwriters. Any discounts or commissions received by them and any profit on the resale of the securities received by them may be deemed to be underwriting discounts and commissions under the Securities Act.

Underwriters and purchasers that are deemed underwriters under the Securities Act may engage in transactions that stabilize, maintain or otherwise affect the price of the securities, including the entry of stabilizing bids or syndicate covering transactions or the imposition of penalty bids. Such purchasers will be subject to the applicable provisions of the Securities Act and Exchange Act and the rules and regulations thereunder, including Rule 10b-5 and Regulation M.  Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to those securities. In addition, the anti-manipulation rules under the Exchange Act may apply to sales of the securities in the market. All of the foregoing may affect the marketability of the securities and the ability of any person to engage in market-making activities with respect to the securities.

We may provide underwriters, agents, dealers or purchasers with indemnification against civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the underwriters, agents, dealers or purchasers may make with respect to such liabilities.

Selling Shareholder

The selling shareholder may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  These sales may be at fixed or negotiated prices.  The selling shareholder may use any one or more of the following methods when selling shares:

•                  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•                  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•                  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•                  an exchange distribution in accordance with the rules of the applicable exchange;

•                  privately negotiated transactions;

•                  short sales;

•                  broker-dealers may agree with the selling shareholder to sell a specified number of such shares at a stipulated price per share;

•                  a combination of any such methods of sale; and

•                  any other method permitted pursuant to applicable law.

The selling shareholder may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

The selling shareholder may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

Broker-dealers engaged by the selling shareholder may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling shareholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.  The selling shareholder does not expect these commissions and discounts to exceed what is customary in the types of transactions involved.  Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act.  Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling shareholder.  The selling shareholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The selling shareholder may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.

The selling shareholder also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.

The selling shareholder and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares of common stock, including the fees and disbursements of counsel to the selling shareholder.  We have agreed to indemnify the selling shareholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The selling shareholder has advised us that it has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of its shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by the selling shareholder.  If we are notified by the selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus.  If the selling shareholder uses this prospectus for any sale of the shares of common stock, it will be subject to the prospectus delivery requirements of the Securities Act.

The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our common stock and activities of the selling shareholder.

LEGAL MATTERS

Foley & Lardner LLP, Detroit, Michigan, will pass on the validity of the shares of common stock offered by this prospectus.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2007 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a Registration Statement on Form S-3 that we filed with the Securities and Exchange Commission.  Certain information in the registration statement has been omitted from this prospectus in accordance with the rules of the Securities and Exchange Commission.  We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy materials that we have filed with the Securities and Exchange Commission at the Securities and Exchange Commission public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room.

Our common stock is quoted on the New York Stock Exchange under the symbol “HGR,” and our Securities and Exchange Commission filings can also be read at the following address: 11 Wall Street, New York, New York 10005.

Our Securities and Exchange Commission filings are also available to the public on the Securities and Exchange Commission’s Internet website at http://www.sec.gov.  Our Internet website is http://www.hanger.com.

We incorporate by reference into this prospectus the documents listed below and any future filings we make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, including any filings after the date of this prospectus, until the selling security holder has sold all of the common stock to which this prospectus relates or the offering is otherwise terminated. The information incorporated by reference is an important part of this prospectus. Any statement in a document incorporated by reference into this prospectus will be deemed to be modified or superseded to the extent a statement contained in (1) this prospectus or (2) any other subsequently filed document that is incorporated by reference into this prospectus modifies or supersedes such statement.

•                  Our Annual Report on Form 10-K for our fiscal year ended December 31, 2007, as filed on February 27, 2008.

•                  The information set forth under Item 5.02 of our Current Report on Form 8-K, as filed on February 6, 2008.

•                  Our Definitive Proxy Statement for our Annual Meeting of Stockholders held on May 8, 2008, as filed on April 3, 2008.

•                  Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, as filed on May 7, 2008.

•                  Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, as filed on August 11, 2008.

•                  The description of our common stock set forth in our registration statement on Form 8-A filed November 23, 1998, and any subsequent amendment or report filed for the purpose of updating that description.

You may request a copy of these filings, at no cost, by writing to or telephoning us at the following address:

Corporate Secretary

Hanger Orthopedic Group, Inc.

Two Bethesda Metro Center, Suite 1200

Bethesda, Maryland 20814

(301) 986-0701